Exhibit 99.1

Vyyo Reports Third Quarter Financial Results

Norcross, GA, November 9, 2006 — Vyyo Inc. (Nasdaq: VYYO), a supplier of broadband access equipment for cable and private wireless broadband network solutions, today reported financial results for the third quarter ending September 30, 2006.

For the third quarter of 2006, Vyyo reported sales of $1.1 million, compared to $2.8 million in the second quarter of 2006 and $0.2 million in the third quarter of the previous year. Loss for the third quarter of 2006 was $7.7 million, or $0.43 per share, compared to a loss of $7.2 million, or $0.41 per share, in the second quarter of 2006 and a loss of $8.9 million, or $0.57 per share, in the third quarter of the previous year. The loss for the third quarter of 2006 included a charge of $1.2 million for stock-based compensation primarily resulting from adoption of Statement of Financial Accounting Standards No. 123R as of January 1, 2006.  The loss for the second quarter of 2006 included a charge of $1.1 million for stock-based compensation.

Vyyo ended the third quarter of 2006 with $23.7 million of cash and cash equivalents and short-term investments, down from $27.6 million at the end of the second quarter 2006.

 “Vyyo is at the epicenter of areas that are important to the cable industry – expanding bandwidth capacity and business services,” said Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “Vyyo products enable the industry to increase their competitive advantage in these critical business areas.”

Investor Conference Call

The company will host an investor conference call to discuss the third quarter results on Thursday, November 9th at 4:30 PM EST after which management will host a question and answer session.  To participate, domestic participants should dial 800.257.1927 and international participants should dial 303.205.0033 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call.  The call can be accessed at the “Investor” section of Vyyo’s website at www.vyyo.com. A telephone replay will be available through November 12, 2006 by dialing 303.590.3000 and entering access code 11074253#.

About Vyyo Inc.
Our products are designed for use by cable television and wireless telecommunication operators, wireless internet service providers (ISPs), utilities and enterprise.  Our cable solutions include cable system spectrum overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and 4x or more in the upstream, addressing bandwidth demand for T1 and other advanced services.  Our wireless broadband solutions enable utilities and other customers to operate private wireless networks for communications to their remote assets and customers.  Typical applications include high-speed internet services, SCADA (Supervisory Control And Data Acquisition), voice over internet protocol (VoIP) and telephony (T1/E1), all based on modified Data Over Cable System Interface Specification (DOCSIS®) technology.  For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including the opportunities created for our customers given our ability to provide spectrum overlay and wired and wireless T1 solutions and our ability to significantly increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These

forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements.  Risks that may cause these forward-looking statements to be inaccurate include among others:  whether we will be able to move from development stage to deployment and establish commercial relationships with cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities and other customers; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our broadband wireless and spectrum overlay solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2005, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

DOCSIS is a trademark of Cable Television Laboratories, Inc.

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PUBLIC RELATIONS	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

	Three months ended
	September, 30	June, 30	September 30,
	2006	2006	2005
	Unaudited	Unaudited	Unaudited

Revenues (1):	$1,114	$2,761	$225
Cost of revenues (2):
Cost of products sold	1,097	1,933	2,153
Amortization of technology	—	—	92
Total cost of revenues	1,097	1,933	2,245

Gross profit (loss)	17	828	(2,020)

Operating expenses (3):
Research and development	2,933	2,950	2,966
Sales and marketing	2,080	2,571	2,248
General and administrative	2,233	2,235	1,442
Amortization of intangible assets	—	—	356
Total operating expenses	7,246	7,756	7,012
Operating loss	(7,229)	(6,928)	(9,032)

Interest income (expense), net	(489)	(345)	121
Loss from continuing operations	(7,718)	(7,273)	(8,911)
Discontinued operations	48	30	-
Loss for the period	$(7,670)	$(7,243)	$(8,911)

Loss per share of common stock -
Continuing operations	$(0.43)	$(0.41)	$(0.57)
Discontined operations	—	—	—
	$(0.43)	$(0.41)	$(0.57)

Weighted average number of shares of common stock outstanding, basic and diluted	17,956	17,611	15,535

(1)	Revenues included $1.0 million and $2.6 million for the three months ended September 30, 2006 and June 30, 2006, respectively, from Arcadian Networks, Inc., a related party
(2)	Includes stock-based compensation	$24	$22	$4
(3)	Includes stock-based compensation
Research and development		$228	$222	$73
Sales and marketing		$426	$305	$37
General and administrative		$504	$536	$13

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	September 30,	June 30,	December 31,
	2006	2006	2005
	Unaudited	Unaudited

Current Assets:
Cash, cash equivalents and short-term investments	$23,678	$27,622	$9,951
Accounts receivable, net	1,001	2,703	868
Inventories, net	2,810	2,392	2,491
Other current assets	1,251	1,007	935
Total Current Assets	28,740	33,724	14,245

Long-Term Assets
Restricted cash	5,000	5,000	5,000
Property and equipment, net	1,095	1,233	1,585
Employee rights upon retirement funded	1,127	1,046	965
Debt issuance cost, net	1,114	1,145	—
Total Assets	$37,076	$42,148	$21,795

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,843	$2,413	$1,832
Accrued liabilities	11,634	11,434	6,391
Total Current Liabilities	13,477	13,847	8,223

Long-Term Liabilities
Liability for employee rights upon retirement	1,974	1,860	1,460
Promissory note	4,774	4,488	3,967
Senior secured note	4,998	4,930	—
Convertible note	10,101	10,105	—

Total Liabilities	35,324	35,230	13,650

Total Stockholders’ Equity	1,752	6,918	8,145
Total Liabilities and Stockholders' Equity	$37,076	$42,148	$21,795